UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008
____________________

INTELGENX TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission File No.)	(IRS Employer ID)
of incorporation)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices and Zip Code)

(514) 331-7440
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 27, 2008, IntelGenx Technologies Corp. ("IntelGenx" or the "Company") completed an offering of 4,001,000 units of its securities at $0.70 per unit for gross proceeds of approximately $2.8 million ("the "Offering"). Each unit consists of one share of the Company’s common stock (the "Common Stock") and one two-year warrant to purchase one share of common stock (the "Warrant Shares") at an initial exercise price of $1.02 per share, subject to adjustment (the "Warrants").

Paradigm Capital Inc. ("Paradigm") acted as placement agent for the Offering on a best efforts basis. Paradigm’s compensation consists of a cash commission equal to 7% of the Gross Proceeds and an option to acquire 320,080 units at $0.70 per unit within 24 months of the closing date (the "Placement Agent Option").

In connection with the Offering, the Company entered into a registration rights agreement (the "Registration Rights Agreement") providing for the filing of a registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission registering the Common Stock and Warrant Shares. The Company is obligated to file the Registration Statement no later than 30 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 120 days after the date of closing.

The exercise price of the Warrants is subject to adjustment to $0.93 per share if, within four months from the closing date (i) the Common Stock and shares issuable upon exercise of the Warrants have not listed and commenced trading on either the Toronto Stock Exchange or the TSX Venture Exchange and (ii) the Registration Statement has not been declared effective. The exercise price of the Warrants is also subject to adjustment for certain events, including dividends, distributions or split of the Company's common stock, subsequent equity sales or rights offerings by the Company, or in the event of the Company's consolidation, merger or reorganization.

In addition, the Company is obligated to pay a penalty in an aggregate amount equal to five percent of the gross proceeds from the Offering if the Common Stock, Warrant Shares, and shares underlying the Placement Agent Option are not listed on the TSX Venture Exchange within 60 days from the closing date of the Offering (the "Listing Condition"), and an additional penalty in an aggregate amount equal to one percent of the Gross Proceeds for each subsequent calendar month during which the Listing Condition is not satisfied, subject to a maximum of three months.

In connection with the Offering, each of the Company’s officers and directors have entered into lock-up agreements in favor of Paradigm pursuant to which they have agreed not to sell or transfer their shares for a period ending four months and one day after the closing date.

The foregoing issuances were exempt from registration under Section 4(2) of the Act and/or Regulation S, promulgated pursuant to the Act. None of the purchasers are U.S. persons, no sales efforts were conducted in the U.S., and the Common Stock and Warrants contain a legend restricting the sale of such securities in accordance with Regulation S.

The foregoing summary of the Offering is qualified in its entirety by reference to the transaction documents which are filed as exhibits contemporaneously herewith.

Item 3.02 Unregistered Sales of Equity Securities

The information called for under this Item 3.02 is incorporated by reference to Item 1.01 to the extent required by this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description

10.1	Agency Agreement
10.2	Form of Subscription Agreement
10.3	Form of Amending Letter to Subscription Agreement
10.4	Form of Registration Rights Agreement
10.5	Form of Warrant
10.6	Form of Lock up Agreement
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

By: /s/	Horst Zerbe
Horst Zerbe
Date: March 28, 2008	President and Chief
Executive Officer